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                                                                    EXHIBIT 99.2


NEWS RELEASE                                                     (WILLIAMS LOGO)

NYSE: WMB




DATE: Oct. 21, 2003


               WILLIAMS ANNOUNCES CONSENT DATE FOR $241 MILLION OF
                    CASH TENDER OFFERS, CONSENT SOLICITATIONS

      TULSA, Okla. - Williams (NYSE:WMB) announced today that the consent date in connection with its consent solicitations and related cash tender offers for approximately $241 million of its outstanding notes, including $27 million of
9.875 percent debentures due 2020, originally issued by Transco Energy Company; $106 million of various tranches of Series B Medium Term Notes due 2003-2022, originally issued by MAPCO, Inc.; and $108 million in three series of debentures, due 2012-2021, issued by Williams under a 1990 indenture, occurred yesterday at 5 p.m. Eastern time.

      As of yesterday's consent date, Williams had received tenders of notes and deliveries of related consents from holders of approximately $24 million aggregate principal amount of the Transco notes, approximately $103 million aggregate principal amount of the MAPCO notes, and approximately $100 million aggregate principal amount of the Williams notes.

      The supplemental indentures relating to each of the series of notes have been executed by Williams and the respective trustees, but will not become operative until after the notes are accepted for purchase and payment pursuant to the tender offer.

      The tender offers will expire at 5 p.m. Eastern time on Nov. 6. Tenders of notes made prior to 5 p.m. Eastern time on Oct. 20 may no longer be withdrawn. Williams may extend the expiration date with respect to the tender offers.

      Holders of notes tendered after 5 p.m. Eastern on Oct. 20 will not be entitled to the consent payment of $30 per $1,000 aggregate principal amount.

      Williams has retained Lehman Brothers Inc. to serve as the lead dealer manager, Banc of America Securities LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. to serve as co-dealer managers, and D.F. King & Co. Inc. to serve as the information agent for the tender offers.

      Requests for documents may be directed to D.F. King & Co. Inc. by telephone at (800) 431-9643 or (212) 269-5550 or in writing at 48 Wall Street, 22nd Floor, New York, NY 10005. Questions regarding the tender offer may be directed to Lehman Brothers, at (800) 438-3242 or (212) 528-7581.

      This press release shall not constitute a tender offer to purchase or a solicitation of acceptance of the tender offer, which may be made only pursuant to the terms of the offer to purchase and related letter of transmittal. In any jurisdiction where the laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed made on behalf of the company by Lehman Brothers Inc. or one or more registered brokers or
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dealers under the laws of such jurisdiction.

ABOUT WILLIAMS (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams' gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

CONTACT:     Kelly Swan
             Williams (media relations)
             (918) 573-6932

             Travis Campbell
             Williams (investor relations)
             (918) 573-2944

             Richard George
             Williams (investor relations)
             (918) 573-3679

                                      # # #

Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.